Exhibit 99.1

Rex Energy Announces One-For-Ten Reverse Stock Split

STATE COLLEGE, Pa., May 5, 2017 — Rex Energy Corporation (NASDAQ:REXX) today announced a one-for-ten reverse stock split of its common stock. The company’s stockholders granted authority to the company’s Board of Directors to effect this reverse stock split at the company’s annual meeting of stockholders on May 5, 2017. The reverse stock split is expected to take place after market close on May 12, 2017 (the “Effective Time”). It also is expected that the company’s common stock will begin trading on a split-adjusted basis on The NASDAQ Capital Market (“NASDAQ”) at the market open on May 15, 2017.

At the Effective Time, every ten issued and outstanding shares of the company’s common stock will be converted into one share of the company’s common stock. While the company’s common stock will continue to trade on NASDAQ under the symbol “REXX,” it will have a new CUSIP number following the effectiveness of the reverse stock split. The reverse stock split will not modify any rights or preferences of the company’s common stock. The reverse stock split is intended to increase the market price per share of the company’s common stock to allow the company to maintain the listing of its common stock on NASDAQ, as well as to broaden the range of potential investors in Rex Energy to include those who have share price minimum requirements that currently are not met.

As a result of the reverse stock split, the number of outstanding shares of the company’s common stock will be reduced from approximately 99 million to approximately 9.9 million. No fractional shares will be issued in connection with the reverse stock split. Instead, the company will round fractional shares up to the next whole share. Holders of the company’s common stock held in book-entry form or through a bank, broker or other nominee do not need to take any action in connection with the reverse stock split. Stockholders of record will be receiving information from ComputerShare Trust Company, N.A., the company’s transfer agent, regarding their stock ownership post-split. All other questions can be directed to the transfer agent, ComputerShare Trust Company, N.A., which can be reached at (800) 662-7232 or (781) 575-4238.

Forward-Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Forward-looking statements are based on current beliefs and expectations and involve certain assumptions or estimates that involve various risks and uncertainties, such as financial market conditions, changes in commodities prices and the other risks discussed in detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 and other subsequent filings with the Securities and Exchange Commission. Readers should not place undue reliance on any such forward-looking statements, which are made only as of the date hereof. Rex Energy has no duty, and assumes no obligation, to update forward-looking statements as a result of new information, future events or changes in the Company’s expectations.

About Rex Energy Corporation

Headquartered in State College, Pennsylvania, Rex Energy is an independent oil and gas exploration and production company with its core operations in the Appalachian Basin. The company’s strategy is to pursue its higher potential exploration drilling prospects while acquiring oil and natural gas properties complementary to its portfolio.

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For more information contact:

Investor Relations

(814) 278-7130

InvestorRelations@rexenergycorp.com

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